Incorporated by reference is the annual report for Pioneer Mid-Cap Fund, that was filed on November 26 1996, Accension # 0000706155-96-000020. This is an attachment for question 77 (c) on the annual N-SAR for Pioneer Mid-Cap Fund. Page 27 -28 of the annual report contains the result of the definitive proxy which was incorporated by reference with the Mid-Cap Fund N-SAR filed on May 29, 1996, Accension # 0000706155-96-000014.